Exhibit 99.2

Contact:	John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com
Ardea Biosciences Announces Investor and Analyst Event
SAN DIEGO, March 16, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA), announced today that the Company will host an Investor and Analyst Event on Monday, April 20, 2009 from 4:30 p.m. to 7:00 p.m. Eastern Daylight Time in New York City. Ardea management will present results from its Phase 1 studies of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout, and Phase 2a study of RDEA806, RDEA594’s prodrug, in patients with gout. Plans for the Phase 2 development program with RDEA594, scheduled to start in the second quarter of 2009, will also be presented.
This event will be webcast. Meeting logistics, dial-in information and a webcast link will be provided in a subsequent announcement.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the discovery and development of small-molecule therapeutics for the treatment of gout, human immunodeficiency virus (HIV), cancer and inflammatory diseases. We have five product candidates in clinical trials and others in preclinical development and discovery. Our most advanced product candidate is RDEA806, a non-nucleoside reverse transcriptase inhibitor (NNRTI), which has successfully completed a Phase 2a study for the treatment of patients with HIV. We have evaluated our second-generation NNRTI for the treatment of HIV, RDEA427, in a human micro-dose pharmacokinetic study and have selected it for clinical development based on a plasma half-life of greater than 40 hours. RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is being evaluated in Phase 1 clinical trials. We are evaluating our lead MEK inhibitor, RDEA119, in a Phase 1/2 study in combination with sorafenib (Nexavar®, Onyx Pharmaceuticals, Bayer HealthCare) and as a single agent in a Phase 1 study, both in advanced cancer patients, and have completed a Phase 1 study in normal healthy volunteers as a precursor to trials in patients with inflammatory diseases. Lastly, we have evaluated our second-generation MEK inhibitor for the treatment of cancer and inflammatory diseases, RDEA436, in a human micro-dose pharmacokinetic study and have selected it for clinical development.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA806, RDEA594, RDEA427, RDEA119, RDEA436 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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